Exhibit 10.1

December 18, 2008

Warren D. Knowlton

Graham Packaging Company

2401 Pleasant Valley Road

York PA 17402

Dear Mr. Knowlton:

Reference is made to your Employment Agreement with Graham Packaging Company, L.P. (the “Company”) and Graham Packaging Holdings Company (“Holdings”), dated as of March 28, 2007 and effective as of December 4, 2006 (the “Agreement”).

This letter agreement sets forth certain proposed changes to the Agreement that will become effective if you choose to execute this letter agreement in the space provided below and return it to the Company. Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Agreement.

1.	Position and Term. Executive hereby agrees to resign as Chief Executive Officer of the Company (“CEO”) on December 31, 2008. In addition, Executive agrees to serve as the Executive Chairman of the Board for a period commencing on the date of Executive’s resignation as CEO and ending on December 31, 2009 (the “Chairmanship Term”). The Chairmanship Term shall only be extended by mutual written agreement of the Company and Executive (but will be deemed to be part of the Employment Term for purposes of the Employment Agreement). During the Chairmanship Term, the terms of Executive’s services for the Company shall continue to be governed by the terms of the Employment Agreement, except as otherwise specified herein.

2.	Duties. During the Chairmanship Term, Executive’s duties shall be to evaluate (and provide advice to the Board regarding) the Company’s senior management team. Executive also shall perform such other duties reasonably assigned to him by the Board from time to time and use his reasonable best efforts to promote the interests of the Company. Executive will serve as Executive Chairman on a part-time basis.

Warren D. Knowlton Agreement

December 18, 2008

3.	Base Salary; Annual Bonus; Other Benefits. During the Chairmanship Term, the Base Salary and Annual Bonus remain unchanged and Executive shall remain entitled to the benefits specified in Article 5 and Section 6.5 of the Agreement.

4.	Pension Payment. Notwithstanding anything contained in the Agreement, Executive shall be entitled to receive the pension payments described in Section 6.2 of the Agreement, contingent upon Executive’s continued employment as CEO or service as Executive Chairman continuously through December 31, 2009.

5.	Options. For purposes of Executive’s time-based and performance-based option agreements, Executive shall be deemed not to have terminated employment with the Company and Holdings until such time as Executive resigns as Executive Chairman of the Board. In addition, Section 4(a) of Executive’s time-based option agreement is hereby deleted and replaced with the following:

“The Option shall become exercisable with respect to 20% of the Units on December 4, 2007, an additional 40% of the Units on December 31, 2008, an additional 20% of the Units on December 4, 2009 and an additional 20% of the Units on December 4, 2010 if Optionee remains in the continuous employ of the L.P. as of each such date.”

For purposes of Sections 3, 7 and 19 of each of Executive’s time-based and performance-based option agreements, the parties hereby agree that the term “Effective Time” shall mean December 4, 2006.

6.	Termination. The Chairmanship Term may be terminated for the same reasons (and pursuant to the same procedures and with the same results), as the Employment Term could be terminated under Article 7 of the Employment Agreement.

Except as expressly set forth herein, all of the terms and conditions of your Agreement shall continue in effect as set forth in the Agreement.

Warren D. Knowlton Agreement

December 18, 2008

If the provisions of this letter agreement are acceptable to you, please indicate your agreement to the above by signing in the space provided below.

Very truly yours,
GRAHAM PACKAGING COMPANY, L.P.

By:	/s/ Mark S. Burgess
Name:	Mark S. Burgess
Title:	Chief Operating Officer/Chief Financial Officer

Acknowledged and agreed

GRAHAM PACKAGING HOLDINGS COMPANY

By:	/s/ Mark S. Burgess
Name:	Mark S. Burgess
Title:	Chief Financial Officer, Assistant Treasurer & Assistant Secretary

Agreed and accepted as of the date first above written:

/s/ Warren D. Knowlton
Warren D. Knowlton